UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 26, 2008

Broadwind Energy, Inc.

(Exact name of Registrant as Specified in its Charter)

Nevada

(State or Other Jurisdiction of Incorporation)

0-31313	88-0409160
(Commission File Number)	(IRS Employer
Identification No.)

47 East Chicago Avenue, Suite 332

Naperville, Illinois 60540

(Address of Principal Executive Offices and Zip Code)

(630) 637-8465

(Registrant’s telephone number, including area code)

101 South 16th Street, P.O. Box 1957

Manitowoc, Wisconsin 54221-1957

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 26, 2008, the Board of Directors of Broadwind Energy, Inc. (the “Company”) promoted Lars Moller to Executive Vice President and Chief Operating Officer, effective immediately, and Matthew J. Gadow to Executive Vice President and Chief Financial Officer, effective May 1, 2008. Messrs. Moller and Gadow joined the Company in October 2007. Mr. Moller served as Executive Vice President of Business Development, in which role he provided oversight of supplier, customer and strategic partner relationships. Mr. Gadow was hired as the Company’s Executive Vice President of Strategic Planning in order to assist the Company with acquisitions, joint ventures and other strategic projects.

Mr. Moller has over 21 years of experience in the wind industry, most recently as President of DMI Industries. Mr. Moller began his career in the wind industry with The Bonus Energy Group in 1986 and has held senior management positions with Vestas Americas, Difko and BONUS Energy. Mr. Moller also serves on the Board of Directors of the American Wind Energy Association and Canadian Wind Energy Association.

Prior to joining the Company, Mr. Gadow was Executive Vice President and Chief Financial Officer of DMI Industries, a wind tower manufacturer based in West Fargo, North Dakota. Prior to his nearly five years at DMI, he worked eight years as an operational finance director at several manufacturing locations under the Norwood Promotional Products umbrella of companies. Mr. Gadow is a certified public accountant. In addition, he serves on the American Wind Energy Association’s Finance Committee.

Mr. Gadow will replace Steven A. Huntington, the Company’s current Chief Financial Officer, on May 1, 2008. Mr. Huntington will remain with the Company as Chief Financial Officer of the Company’s Tower Tech Systems subsidiary.

The Company entered into employment agreements with Mr. Moller and Mr. Gadow in October 2007, copies of which are attached hereto as Exhibits 10.1 and 10.2 and are incorporated herein by reference. The agreements provide that Messrs. Moller and Gadow are eligible to earn an annual bonus, may participate in the Company’s 2007 Equity Incentive Plan, and are entitled to receive standard employee benefits. The agreements have an initial term of three years, which may be shortened if termination occurs prior to that time, as follows: (i) by the Company for “cause” (as defined in the agreements), if the employee fails to cure the reasons that constitute “cause” within thirty calendar days of receiving notice from the Company; (ii) by the Company without “cause” upon thirty calendar days’ written notice; or (iii) by the employee for “good reason” (as defined in the agreements), if the Company fails to cure the reasons that constitute “good reason” within thirty calendar days of receiving notice from the employee. In the event that Mr. Moller or Mr. Gadow is terminated without “cause,” resigns for “good reason” or is terminated without “cause” within one year of a “change of control” (as defined in the agreements), the Company will be obligated to pay the employee’s then-current base salary for a period of twelve months, plus other benefits for which he is eligible. Each employment agreement contains non-competition and non-solicitation covenants that continue for one year after termination of employment, as well as a confidentiality clause.

The Company has orally agreed to amend Mr. Moller’s employment agreement to formalize his promotion to Executive Vice President and Chief Operating Officer and to provide for an increase to base salary. The Company has also orally agreed to amend Mr. Gadow’s employment agreement to formalize his promotion to Executive Vice President and Chief Financial Officer and to provide for an increase to base salary. All other terms of the employment agreements will remain unchanged. Upon execution of the amendments, the Company will amend this report to file the amendments as exhibits.

Item 8.01               Other Events

In connection with the formation of the new executive team, the headquarters of the Company have been relocated from Manitowoc, Wisconsin to Naperville, Illinois. The Company’s Tower Tech Systems and RBA subsidiaries will remain in Manitowoc.

On March 31, 2008, the Company issued a press release to announce its new executive team, the change in its headquarters, and its intention to file a notification of late filing on Form 12b-25 regarding its Annual Report on Form 10-KSB for the 2007 fiscal year. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01               Financial Statements and Exhibits.

(d)		Exhibits:
	10.1	Employment Agreement dated October 22, 2007 between the Company and Lars Moller
	10.2	Employment Agreement dated October 22, 2007 between the Company and Matthew J. Gadow
	99.1	Press Release dated March 31, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  April 1, 2008

BROADWIND ENERGY, INC.

/s/ Steven A. Huntington
Steven A. Huntington
Chief Financial Officer

EXHIBIT INDEX

Broadwind Energy, Inc.

Form 8-K Current Report

Exhibit
Number	Description
10.1	Employment Agreement dated October 22, 2007 between the Company and Lars Moller
10.2	Employment Agreement dated October 22, 2007 between the Company and Matthew J. Gadow
99.1	Press Release dated March 31, 2008